Exhibit 23.4

CONSENT OF INDEPENDENT AUDIT FIRM

To the Board of Directors

TNP Strategic Retail Trust, Inc.

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement (No. 333-154975) on Form S-11 of our reports dated as follows: the first of which is January 22, 2010, with respect to the Statement of Revenues and Certain Expenses for the period from November 10, 2008 (date of commencement of operations) to September 30, 2009, for Moreno Marketplace, the second of which is dated September 20, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for Northgate Property, the third of which is dated October 27, 2010, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2009, for San Jacinto Property, and the fourth of which is dated April 13, 2011, with respect to the Statement of Revenues and Certain Expenses for the year ended December 31, 2010, for Craig Promenade. We further consent to the reference to us under the heading “Experts” in the prospectus.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

July 15, 2011